Exhibit 99.2

Renaissance Learning, Inc.

First Quarter Earnings Release

Moderator: John Hickey

April 20, 2005

5:00 p.m. EDT

OPERATOR: Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning's first quarter earnings conference call.  At this time, everyone is in a listen-only mode.  Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce you to the Chief Financial Officer, Mary Minch.  Please go ahead, Ms. Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING, INC.:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning, and I'd like to welcome everyone to our first quarter conference call.  With me today are John Hickey, our Chief Executive Officer, and Steve Schmidt, Executive Vice President.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company's Securities and Exchange Commission filings including forms 10-K and 10-Q.

Now, here's John to provide comments on our first quarter and updates on our 2005 initiatives.  John:

JOHN HICKEY, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING, INC.:  Thanks, Mary.

Our financial results for the first quarter showed improvement from the levels we reported in the fourth quarter of 2004.  Earnings per share from continuing operations was 19 cents versus 22 cents in the same period last year.  First quarter net income after discontinued operations increased 8.8 percent to $6.5 million and net income per share was 21 cents this quarter compared to 19 cents last year.

Income from continuing operations decreased 12.8 percent to $5.9 million, versus the fourth quarter 2004,  decline of 31 percent.  Revenues, which exclude the impact of our discontinued operation, Gen21Learning Systems for all periods presented, were $27.6 million, down 11 percent from the first quarter 2004, an improvement from the 18 percent decline we experienced in the fourth quarter of 2004.

Orders were down for the quarter, as in general we are seeing a more pronounced seasonality effect to our order patterns as we shift to more subscription products.  Our subscription periods follow the school year, and therefore, we expect that first quarter order patterns will typically be down versus higher activity in Q2 and Q3 when schools and districts are planning for the next school year and renewing their annual subscriptions.

We have also seen continued delays in spending due to the ongoing school budget difficulties.  An April 14th, recent report from the National Conference of State Legislatures notes that although the states’ revenue picture seems to be improving, spending pressures for K-12 education and Medicare continue to stretch state budgets.  In addition, many states are concerned that continued federal cost-shifts to the states could worsen the situation.  The report goes on to mention that fiscal directors in about half the states report structural deficits, meaning that the ongoing revenue can't support ongoing expenses.  Therefore, we believe that our customers have not yet felt any material effects from the improvements in the state revenues.

Although we experienced some order declines, we continue to see the largest decline in accelerated math, due in part to our shift in selling a new comprehensive Renaissance Math Solution, introduced during the first quarter of 2004 that increased in its price - actually doubles the price since it includes professional development along with the software.  Accelerated Math is unique in its approach to individualized practice, and as such, many teachers have been struggling to implement it successfully.  As a result, we now only sell accelerated math as a complete solution with the necessary services and support for a successful implementation.  This comprehensive package includes an academic coach who helps the educator achieve breakthrough results with their students.  This new emphasis on selling only complete packages that have a high probability of being successful has likely hurt sales over the short term.  However, I am pleased to note that we are beginning to see the results of this new approach in improved implementations, which we believe will ultimately translate into growth for this key product area.  For example, we recently completed a small, random sampling of those schools that purchased AM in the Q1 and Q2 period of last year, 2004, and nearly 100 percent of the customers provided a very positive response;  in short, proving that we are on the right track, the right course, to continuing to grow our new AM product solution.

In field sales, we are reviewing the strategic effects that might be available to us through the upcoming merger with AlphaSmart, which has a proven track record of success in selling at the district level.  We continue to believe in the potential of a field sales channel and the benefits that we can reap from a strong field sales effort.

Let me also update you on the progress we made in the first quarter on our key initiatives for 2005 that I outlined for you during our last quarterly conference call.  Although expectations continue to be that these initiatives will not take effect in terms of reported results until the next school year in the fall of this year, I am pleased by what we have been able to accomplish so far.  The continued acceptance of our Renaissance Place platform resulted in at least one Renaissance Place product in over 4,900 school buildings, up almost 900 buildings from December 31, 2004.  This is a healthy start to the year, considering that the first quarter is historically one of our slowest periods for district-wide adoptions.  In fact, we now believe that we can increase our total installed base to at least 10,000 installations for the year. This is up from our previous prediction of about 8,000.

The AlphaSmart acquisition, which we announced in January, is on track.  We received early termination of the waiting period under the Hart-Scott-Rodino Act and we filed an amended combined prospectus proxy statement on April 12 in response to the Securities and Exchange Commission's comments on our first draft.  After we receive the SEC's final approval, we will be able to set the date for the special meeting of AlphaSmart shareholders.  We continue to expect that the merger will take place in the second quarter.  We have also begun substantial efforts on integration planning and feel we can hit the ground running once this transaction is complete.  Having the opportunity to spend more time with AlphaSmart's management personnel, as we finalize the merger, has given me further confidence in the talent of the AlphaSmart team and the tremendous potential for the combination of these two companies.

And then, the transition to a new Standards Master offering is well underway.  But, I am not able to discuss the specific details of it at this time, but we do expect to introduce and announce changes for this product line in the next couple of months.  The fourth initiative announced in February is related to our English in a Flash product.  I'm pleased to report that orders for this product are growing and we have several very attractive deals in the pipeline.  We feel that momentum for this product will build as we continue an aggressive marketing campaign, and as the marketplace becomes more aware of the strong capabilities of English in a Flash.

Another 2005 initiative is our Renaissance Summer Reading Program.  As I discussed in the last conference call, summer reading allows parents to enroll their students in the summer in a program aimed at not only retaining reading skills but actually growing them during the summer months.  We have a tremendous interest in the program with already 300 communities nation-wide already signed up and prepared for their summer reading program.  It's still too early to be able to predict the number of students we expect, but we are off to a very good start and have high expectations for broad-scale acceptance going forward.

Our final initiative, the divestiture of Gen21 Learning System subsidiary was completed in February.  This business unit was not viewed as a core business for us and was not able to achieve profitability or meaningful growth.  Mary will provide some more details behind the first quarter financial impact of this transaction, but more importantly the divesture of Gen21 will result in a significant reduction in overhead going forward.  In addition, it will allow us to focus more of our management time on our core strategy of accelerating learning in K-12 schools.

We have several other first quarter highlights and accomplishments to mention as well.  In March, our 6th Annual National Conference was held in San Antonio.  It was a great success.  Attendance was approximately 3,500, up from about - up about 17 percent from the prior year's attendance of 3,000.  Feedback from attendees was enthusiastic and positive, as they had an opportunity to view our newer product offerings, such as the Summer Reading Program, English in a Flash, and the soon to be acquired AlphaSmart platform.  We are confident that the enthusiasm of participants will translate into new product orders in future quarters.

As we announced yesterday, we are partnering with Sagebrush Corporation, whereby Sagebrush will distribute our reading solutions.  Sagebrush is a highly regarded distributor in the K-12 industry and we are pleased that they will be including our reading products in their offering in place of a competitor’s.

As we had expected the first quarter results showed improvement over the declines reported in the fourth quarter of 2004, and we were able to make meaningful progress on many of our initiatives while at the same time successfully maintaining focus on our day-to-day business issues.  We believe the work completed in the first quarter has positioned us for the continued improvements later in 2005 and into 2006.

Now, here's Mary to provide more detail on the financial results.  Mary:

MARY MINCH:  Thank you, John.  Before beginning I should point out that my comments regarding income statement comparisons to prior periods exclude the impacts of Generation21 for all periods noted.  The disposition is treated as a discontinued operation, and therefore the prior period amounts are restated and Generation21 results are reported below the line in results from discontinued operations.

Revenues declined 11 percent for the quarter and excluding the impact of Generation21, deferred revenue decreased approximately $1.4 million.  The decline was driven by revenue recognition related to our national conference and by typical reductions in other deferred revenue items that tend to be seasonal in nature.

Product revenues were down 14.8 percent for the quarter while service revenues were up 4.6 percent, with growth occurring in software support, in national conference revenues, and in some of our newer service offerings such as academic coaching and technical consulting.  These increases were partially offset by declines in our onsite and hotel training events, which, as we've noted previously, we are de-emphasizing in favor of other, more effective ways to support educators to accelerate learning.

The first quarter gross profit margin of 85.7 percent compares favorably to the 83.1 percent gross margin reported last year, with both product and service margins showing improvement.  Product margins ticked up 1.3 percentage points due to reduced scanner warranty costs and continued cost efficiencies in delivering custom assessment products.

Service margins were 57.1 percent versus 42.5 percent in the prior year.  The significant improvement can be attributed to three categories of services:  the national conference, where we achieved significantly improved profitability; our coaching services, where we were ramping up our cost structure ahead of revenue recognition in the prior year; and software support, where we are seeing margin improvements due to reduced discounting.

Operating expenses for the first quarter were $14.7 million, down 4 percent from the first quarter last year.  A reduction in selling and marketing expenses accounts for most of the decline.  As John noted earlier, we are reviewing the opportunities that the merger with AlphaSmart brings us before we move forward with additional staffing in this area.

Despite the improvements in profit margins and reduction in expenses, operating margins decreased slightly to 32.2 percent versus 33.5 percent in the prior year.  We recorded a gain in the sale of Generation21 of approximately $700,000, including a one-time tax benefit of 1.1 million.  When combined with the operating losses incurred in January and February for that subsidiary, the net income from discontinued operations totaled approximately $600,000 or two cents per share in the first quarter of 2005.  The net operating loss from Generation21 in last year's first quarter resulted in a net loss of approximately $800,000 or three cents per share in that period.  We are pleased that we are able to free up resources previously focused on this non-core asset and utilize those resources on projects and initiatives that will provide us with a healthy return on our investment.

Operating cash flow for the quarter was $7.5 million, down about 10 percent from last year's first quarter cash flow of $8.4 million.  Accounts receivable collections and agings remain very strong, with day’s sales outstanding at just 26 days.  Cash and investments totaled $75.6 million as of March 31st, up about $2 million from December 31st, despite the fact that we paid $1.5 million in cash dividends and invested approximately $3.9 million to repurchase 237,000 shares of stock during the quarter.  Of the eight million shares authorized under our stock repurchase program, our stock purchases to date are about 4.5 million shares.

During the first quarter we also announced a 25 percent increase in our quarterly dividend.  This raises our quarterly dividend from four cents to five cents a share and is a reflection of our confidence in the company's long-term growth prospects, ability to generate strong cash flow, and overall financial strength, as well as our commitment to serve the best interests of our shareholders.

Because of the many initiatives underway and the uncertainty of the timing of many of them, we will not be providing any specific guidance at this time.  We do want to emphasize, however, that we believe that we have a winning strategy and expect our efforts to pay off later in 2005 and into 2006.

At this point, John, Steve, and I would be happy to answer any questions you may have.

OPERATOR:  Ladies and gentlemen, if you're calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star, followed by one, on your touchtone phone if you do have a question.  At any point, if you'd like to withdraw your question, you may do so by pressing the pound key.

Our first question is coming from Mark Marostica from Piper Jaffray.

MARK MAROSTICA, PIPER JAFFRAY:  Good afternoon, everyone.

JOHN HICKEY:  Good afternoon, Mark.

MARK MAROSTICA:  First question relates to the segment specific margins reported, gross margins reported in the quarter.  I'm just wondering if you can comment on the sustainability of those margin levels.

MARY MINCH:  Sure Mark.  We've seen our product margins about the level they've been at, so we expect that to continue, and again, I'm speaking only of Renaissance Learning at this point.  When we roll in the AlphaSmart merger, that will change the picture, of course.  And, we did have a very favorable first quarter in terms of service margin.  Our national conference did quite well, but we have been right around that 55, 56, 57 margin.  So, we're fairly confident in that as well for the next few quarters.

MARK MAROSTICA: OK, great.  And then, relative to Renaissance Place,  I'm wondering if you're having any success in reducing the sales cycle for the product, or if you could comment on what drove the lesser decline in your product revenue in the quarter than the previous quarter?

JOHN HICKEY:  Well, Mark, I'm not sure - this is John.  I'm not sure I fully understand the question.

MARK MAROSTICA: I'll tell you what.  Maybe there's two parts to that.  The first would be, try to get a sense for Renaissance Place, if you had any success over the last few quarters in reducing your selling cycle for the product?  Maybe answer that one first and then I'll follow up with another.

JOHN HICKEY:  I think it's certainly the fact that it's been out a while does help, but the cycle is a longer cycle.  Certainly you have to make sure that the money is available at the district level where traditionally the money was captured and funded at the building level.  So, and then on top of that is the reality that the first quarter, that we said here in the first quarter, when you are doing an annual subscription, you are deciding within late in the first quarter but certainly by the beginning of the second part of the second quarter, of putting - of renewing your annual subscription.  So, we got a larger, a bigger extent of seasonality in our business than we ever had before, but it is traditional in the first quarter for all people in the K-12 industry to be a down period.  But that's when they're making the decision for the renewal of the subscription, in the second quarter, for the next school year, which obviously starts August 1st or September 1st through June 30th.  Hopefully I answered your question.

MARK MAROSTICA: Would it be fair to say that the decline that you saw in the product revenue this quarter, which was less of a decline than the fourth quarter, is that purely seasonality, do you think?

JOHN HICKEY:  Well, I think it's a combination of things, but I think the predominant as it relates to Renaissance Place is that, that pattern shift, if you want to call it - I guess you could call it seasonality - is just - it's an annual subscription, as you know.  It's a 12-month subscription, so they're making decisions through the months of March, April, and May to renew a subscription for next year's budget that may start September 1st.  So you're getting placements of the orders in house and you're not even able to invoice it yet because the annual subscription doesn't happen till August.

MARK MAROSTICA: Right, right.

JOHN HICKEY:  We get more of a backlog kind of thing, and that's - obviously we become confident when those things happen, but it doesn’t come out into actually recognizable or even deferred revenue.

MARK MAROSTICA: Let's talk for a bit on your conference.  I'm wondering what type of feedback you can pass along to us that you received from your customers regarding Renaissance Place.

JOHN HICKEY:  Well, it was very positive at the convention.  We were initially, when we came out with Renaissance Place, we weren't quite sure, and it's a big implementation touching all the buildings, not just one, or two, or three.  It's every building in the district and centralizing that, and we realized that it was complex and had to require a lot of planning, sophisticated planning.  But the feedback from the conference was very positive and the number one thing I guess I would say that I heard over and over again is that we're moving forward with this.  We want to go forward with this and I guess we have to, from a building standpoint, have to get together with the district and talk to 10 principles and get all together talking with the people at the superintendent level.  So, the feedback was very positive.

MARK MAROSTICA: And then I'll end just with a question on the sales force.  How many sales people are you up to now?  And, have you had any sales force turnover in the quarter?

JOHN HICKEY:  Yes, we certainly have had some sales turnover, but we're really in that process right now of fairly significant integration progress with AlphaSmart and their field sales along with our field sales.  So, we think the culmination of the two will kind of leave us with this 40 to 50 range, and I think that's what we're going to end up at.  We're pretty happy being at that range.

MARK MAROSTICA: OK.  Thanks.  I'll turn it over.

OPERATOR:  Thank you.  Our next question is coming from Bob Craig of Legg Mason.

BOB CRAIG, ANALYST, LEGG MASON:  Good afternoon, everybody.  Just to clarify a point first.  Mary, I think you mentioned that there was a $700,000 gain on Gen21, and that's the - that netted against operating losses, is that two cents?

MARY MINCH:  That's correct.

BOB CRAIG:  OK, great.  Do you happen to have, or will you be providing, EPS from continuing operations by quarter for 2004?

MARY MINCH:  We will be providing that as we file each quarterly financial statement.  I can tell you though, Bob, that generally the EPS impact of Gen21 was about two or three cents a share per quarter, annualized about eight or nine cents.

BOB CRAIG:  So no real seasonality to that?

MARY MINCH:  Sometimes a bit lumpy, but that would be the general range.

BOB CRAIG:  OK.  A couple questions on AlphaSmart.  I take it that you folks, based on your earlier comments John, still anticipate accretion from AlphaSmart although you haven't quantified what it is?  And I ask that question in light of what certainly was, I think, a little bit below our expectations in terms of their results for the first quarter, around breakeven ex charges and unit volume down around, close to 30 percent, year-to-year.

JOHN HICKEY:  Well, yes we do anticipate that's going to be the prediction as we go forward.  We realized what situation they were in when we went through, let's say the due diligence process, and how they finished up their fiscal year in 2004 and what the outlook essentially was.  I think it was fair to say that if they were hitting on all cylinders we probably wouldn't have had the situation where it got in a value that we got very excited about.  We're still very, very, very positive about it.  I am more positive about the AlphaSmart acquisition than I ever was.

BOB CRAIG:  OK.  And I take it from your earlier comments in response to Mark's question on the sales force that your plan would be to have all of your sales force being able to sell all the products.  Is that accurate?

JOHN HICKEY:  I think there's no question that's what has to be the goal.  We certainly don't want any reduction in their sales that they're currently bringing in and want a focus to occur.  But, we are, in fact, of course as we announced with the AlphaSmart, we're going to be selling total solutions, so we'll be selling a total writing solution that includes hardware and software together.  And, when you're going into sell at the curriculum level at the district level, you need to be selling the whole solution, very, very similar to what we do with our accelerated math, where we provide a scanner that goes along with software, and then we also provide, in addition to that, professional services.  So it's a total package that is designed in a way to get the maximized outcome for acceleration of learning for mathematics.  Now, the same will happen in writing, so we're very positive on what we're doing there, and it will be a sense that we believe both sales force will come together and sell that combined product.

BOB CRAIG:  John, is it too early to talk about targets on operating expense percentages post the closing of the AlphaSmart deal?  I look at it on a pro forma basis in '04, and I think that both product development and G&A would have been around 11 percent, selling and marketing around 26 percent of revenue.

MARY MINCH:  This is Mary, Bob.  I think it is a bit too early.  As we go through some of the integration, there will be some added expenses as we, add some cost for product development etc.  But there are also some synergies that we expect and some cost savings, but at this point we're really not ready to quantify those.

BOB CRAIG:  OK.  But you will be able to do that in the next call perhaps?

JOHN HICKEY:  I think we'll be closer to be able to do that, at least be able to quantify it a little bit for you.

BOB CRAIG:  OK.  I was going to ask a gauge of up-selling existing Renaissance Place customers versus adding new ones, but I take it from your response to earlier questions that that really is a second quarter read.  Is that accurate?

JOHN HICKEY:  I would say that's accurate.  I think that's a good way of putting it, Bob.

BOB CRAIG:  OK.  Could you describe more fully the community reading programs, i.e., the economics behind those?

JOHN HICKEY:  Sure.  What it is, is the cost per student is $20 per student.  It is a fundraiser that the school district puts on whereby they receive $5 of the $20 in credit.  They can use those credits.  I guess you could call them accelerated reader coupons or Renaissance coupons where then they can use that $5 to buy other products from us.  Some of the districts are off-the-top, are reducing that downward to $15 so that when the fundraiser goes along with the flyer home, the parent, all they have to do is contribute into - pay $15.  So, you know, we're looking at, we got close to what we expect, 300 communities signed up.  We're writing the promotion point right now.  The flyers are going home to the parents.  We're gathering those orders, if you want to call it, that are gathered through the students, and they're couriered to us and then we enter them into our system.  And on top of that, some of the expense is that we have to incur is we do employ a person throughout the summer in that community, we call it a Renaissance Coordinator, but actually he's available at various testing sites, typically the public library, YMCA, Boys and Girls Club, or, of course, schools will donate a couple sites to have testing centers.  And so we pay that person to be there to make sure that the same kind of experience that occurs during the school occurs during the summer.  We have a lot of other websites and wonderful things that kids can do and search for books and so on.  So, it's a pretty exciting program.  So they do the numbers.  They just have to figure out, well, how many will sign up in a community.  Is it 300, or is 200?  These are small community centers let’s say, example, we have some very excited big cities who some basketball NBA program has actually funded a few of the communities and they're going to help out with some of the funding.  Other areas, we just don't know until the orders start flowing in, but between now and about May 15th, we will figure those orders will be coming in and we'll see the impact of that.

BOB CRAIG:  Will you at some point divulge the number of students that, that encompasses?

JOHN HICKEY:  That is our plan, just like we have done in the past like how many attendees have come to our national convention.  So, there will be at some point here an announcement that so many communities are participating and total student count is X.

BOB CRAIG:  OK, great.  I'll turn it over.  Thanks a lot.

OPERATOR:  Thank you.  As a reminder, for any additional questions, you may press star, then one, on your touchtone phones at this time.  Again, callers for any additional questions, you may press star, then one, on your touchtone phones at this time.

Thank you.  There appear to be no further questions at this time.  I'd like to turn the floor back over to Mr. Hickey for any closing remarks.

JOHN HICKEY:  We continue to be very excited about the long-term growth prospects for the company.  We have already made tremendous progress in several of our 2005 initiatives, and are confident that this has helped position us for renewed growth going forward.  Thank you for joining us, and we will talk to you again in July.

OPERATOR:  Thank you, and thank you callers.  That does conclude today's conference.  You may disconnect your lines at this time and have a wonderful day.

END